Computershare Investor Services Inc.

Stock Transfer Services

Montreal Trust Centre

510 Burrard Street

Vancouver, British Columbia

Canada V6C 3B9

Tel:

604.661.9400

Fax:

604.661.9401

August 31, 2004

To:

All Applicable Commissions & Exchanges

Dear Sirs:

Subject:

We confirm that the following material was sent by pre-paid mail on August , 2004 to the registered shareholders of Common shares of the subject Corporation:

A

Camflo International Inc. Notice of Special Meeting / Spearhead Resources Inc. Notice of Special Meeting / Joint Information Circular / Schedule A – Information concerning Camflo / Schedule B – Information concerning Spearhead / Appendix to Schedule B Form 51-101F2 – Report on Reserves Data / Appendix 2 to Schedule B Form 51-101F3 – Report of Management and Directors on Oil and Gas Disclosure / Schedule C – Amalgamation Agreement / Camflo International Inc. Financial Statements as at December 31, 2003 ,2002 and June 30, 2004 (Unaudited) / Spearhead Resources Inc. – Financial Statements as at June 30, 2004, 2003 and December 31, 2003 and 2002 / Camflo International Inc. – Pro Forma Consolidated Financial Statements as at June 30, 2004

B

Proxy – Camflo Intenational Inc.

C

Proxy – Spearhead Resources Inc.

E

Return Envelope

We further confirm that copies of the above mentioned material were sent by courier to each intermediary holding shares of the Corporation who responded to the search procedures pursuant to Canadian Securities Administrators’ National Instrument 54-101 regarding communication with Beneficial Owners of Securities of a Reporting Issuer.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Yours Truly

COMPUTERSHARE INVESTOR SERVICES INC.

“Annette Jones-Cook”

Specialist, Client Services

Stock Transfer, Client Services

Telephone:

604.661.9400 (ext 4216)

Fax:

604.683.9401

Email:

Annette.jones-cook@computershare.com